United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 27, 2007

Date of Report

(Date of Earliest Event Reported)

G/O BUSINESS SOLUTIONS, INC.

(Exact name of Registrant as specified in its Charter)

Colorado	000-24688	76-0025986
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

2202 Blue Bonnet Drive

Richardson, Texas 75082

(Address of Principal Executive Offices)

(469) 233-6258

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

On December 27, 2007, John Thomas Bridge and Opportunity Fund L.P., a Houston, Texas, based Delaware limited partnership, entered into a Stock Sale and Purchase Agreement (“SSPA”) to purchase a total of 18,404,382 shares of our common stock (the “Shares”), including 3,200,000 Shares from Sand Hills General Partners, a Texas General Partnership (“SHGP”), and 15,204,382 Shares from SHGP’s owner, Sand Hills Partners, LLC, a Delaware limited liability company (“SHP”), distributable by SH Celera Capital Corporation to SHP as part of a plan of distribution of the G/O Business Solution, Inc. Shares to the SH Celera Capital Corporation shareholders.

SH Celera Capital Corporation, a Maryland corporation, was then the holder of 17,300,744 Shares.

In connection with the stock purchase and sale, the holder of a Note and Pledge Agreement executed by SHP, and a Guaranty and Pledge Agreement executed by SHGP, released all claims he had respecting the G/O Business Solutions Inc. Shares.

John Thomas Bridge and Opportunity Fund, L.P. now own approximately 83% of our $0.01 par value per share common stock.

The sale and the purchase of the Shares was conducted as a private resale transaction between the parties that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the so-called “Section 4(1½)” exemption, under which the purchasers received “restricted securities,” had prior access to all material information about us and were “accredited investors” as that term is defined in Rule 501 of the Securities and Exchange Commission.

John Thomas Bridge and Opportunity Fund L.P. has not disclosed any plans they intend to pursue in connection with the acquisition of a controlling interest in us.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

G/O BUSINESS SOLUTIONS, INC.

Date:	1/10/08	By:	/s/Brian Rodriguez
Brian Rodriguez
President and sole director

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